Exhibit 99.1

Owens-Brockway Glass Container Inc. Announces Proposed Private Offering

TOLEDO, Ohio, Nov. 15, 2004 — Owens-Brockway Glass Container Inc., an indirect wholly owned subsidiary of Owens-Illinois, Inc., announced today that it intends to offer, subject to market and other conditions, senior notes in a private offering.

Owens-Brockway Glass Container Inc. will use a portion of the net proceeds of the offering, together with borrowings under its secured credit agreement, if necessary, to fund (i) the purchase by Owens-Illinois, Inc. of its $350 million of outstanding 7.15% Senior Notes due 2005, (ii) the purchase by BSN Glasspack S.A., an affiliate of Owens-Brockway Glass Container Inc.,  of the approximately 140 million euros of outstanding 10-1/4% Senior Subordinated Notes due 2009 of BSN Financing Co. S.A., (iii) the purchase by BSN Glasspack S.A. of the approximately 160 million euros of outstanding 9-1/4% Senior Subordinated Notes due 2009 of BSN Glasspack Obligation S.A., and (iv) the payment of related fees and expenses.  Owens-Illinois Inc. and BSN Glasspack S.A. are currently engaged in tender offers for these notes.

The senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act.  Unless so registered, the senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE Owens-Brockway Glass Container Inc.